Exhibit 3.5

STATE OF SOUTH CAROLINA

SECRETARY OF STATE

ARTICLES OF AMENDMENT

Pursuant to Section 33-10-106 of the 1976 South Carolina Code, as amended, the undersigned corporation adopts the following Articles of Amendment to its Amended and Restated Articles of Incorporation:

1.	The name of the corporation is HCSB FINANCIAL CORPORATION.

2.	Date of Incorporation: MARCH 15, 1999.

3.	Agent’s Name and Address: The address of the registered office of the Corporation is located at 5009 BROAD STREET, LORIS, SOUTH CAROLINA 29569, and the agent at such address is JAMES R. CLARKSON.

4.	On May 8, 2012, the Corporation’s shareholders approved an amendment to the Corporation’s Articles of Incorporation:

Article Three shall be deleted and replaced in its entirety by the following:

ARTICLE THREE

CAPITALIZATION

The Corporation shall have the authority, exercisable by its board of directors (“Board of Directors”), to issue up to 500,000,000 shares of voting common stock, par value $.01 per share, and to issue up to 5,000,000 shares of preferred stock, par value $.01 per share.  The Board of Directors shall have the authority to specify the preferences, limitations and relative rights of each class (and of any series within a class) of preferred stock.  The rights and privileges of holders of voting common stock are subject to any classes or series of preferred stock that the Corporation may issue.

5.	The manner, if not set forth in the amendment, in which any exchange, reclassification, or cancellation of issued shares provided for in the Amendment shall be effected, is as follows: (if not applicable, insert “not applicable” or “NA”).

N/A.

6.	Complete either a or b, whichever is applicable.

a.	X Amendment(s) adopted by shareholder action. At the date of adoption of the Amendment, the number of outstanding shares of each voting group entitled to vote separately on the Amendment, and the vote of such shares was:

For the approval of an amendment to the Corporation’s Articles of Incorporation to amend and replace Article Three with language noted above:

Voting Group	Number of Outstanding Shares	Number of Votes Entitled to be Cast	Number of Votes Represented at the meeting	Number of Undisputed* Shares Voted For / Against
Common	3,738,247	3,738,247	3,076,204	2,624,504 / 110,880

*	NOTE: Pursuant to Section 33-10-106(6)(i), the corporation can alternatively state the total number of undisputed shares cast for the amendment by each voting group together with a statement that the number cast for the amendment by each voting group was sufficient for approval by that voting group.

b.	__ The Amendment(s) was duly adopted by the incorporator or board of directors without shareholder approval pursuant to §33-6-102(d), 33-10-102 and 33-10-105 of the 1976 South Carolina Code as amended, and shareholder action was not required.

7.	Unless a delayed date is specified, the effective date of these Articles of Amendment shall be the date of acceptance for filing by the Secretary of State (See §33-1-230(b)):

The effective date of these Articles of Amendment shall be upon filing.

DATE: May 24, 2012	HCSB FINANCIAL CORPORATION

	By:	/s/ Edward L. Loehr, Jr.

	Name:	EDWARD L. LOEHR, JR.

	Title:	Chief Financial Officer